UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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On April 23, 2019, Front Yard Residential Corporation mailed the following letter to its stockholders:

April 23, 2019

Dear Fellow Front Yard Residential Stockholder:

We are writing to urge you to elect our seven highly-qualified director nominees at the upcoming Front Yard Residential Corporation (“Front Yard” or the “Company”) 2019 Annual Meeting of Stockholders, to be held on May 23, 2019.
Please use the enclosed WHITE proxy card to vote “FOR ALL” of Front Yard’s director nominees: Rochelle R. Dobbs, George G. Ellison, Michael A. Eruzione, Leslie B. Fox, Wade J. Henderson, George “Whit” McDowell, and David B. Reiner. We urge you to vote by telephone, by Internet or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided.
This Year’s Annual Meeting is an Important One
as the Future of Your Investment is at Stake

2018 was a milestone year for Front Yard. We made significant progress executing on our strategic initiatives and continued to build a high-performing portfolio that provides stable and growing returns for our stockholders. 2018 highlights include:

•	Increasing rental revenue by 48% compared to 2017;

•
Acquiring HavenBrook Partners, LLC (“HavenBrook”), a full-service property management company, in a transformational deal and integrated approximately 11,500 homes onto our internal property management platform well ahead of schedule;

•	Growing our portfolio to approximately 15,000 homes in attractive, growing markets nationwide;

•	Substantially completing the divestiture of non-core assets; and

•
Strengthening our balance sheet by significantly lengthening average debt duration and reducing interest rate risk and cost to give the Company ample runway to build scale and opportunistically acquire attractive assets.

Unfortunately, Snow Park Capital Partners and certain of its affiliates (collectively “Snow Park”), a highly-conflicted hedge fund, has launched a proxy fight to replace a majority of our Board of Directors (the “Board”) – a move that would disrupt the successful completion of our business transformation that is well underway and achieving results.
Front Yard has Successfully Repositioned its
Portfolio and Executed on Strategic Growth Initiatives
Designed to Enhance Stockholder Value

Following the 2008 financial crisis and rise of the single-family rental (“SFR”) market, Front Yard has emerged as a leading provider of affordable single-family homes in growing, attractive markets nationwide. Front Yard identified a highly underserved population early on – residents and families who could not afford to buy a home or find suitable rental options – and in 2015, began to reposition its portfolio by focusing solely on acquiring moderately-priced houses to rent, transitioning away from the non-performing loan business, and divesting its legacy REO properties and other non-core assets.
Our thesis back then was that less credit availability for lower-income buyers and the scarcity of institutional buyers, coupled with sustained renter demand for working class homes, would result in reduced price competition for SFR assets and better yield opportunities for investors. Not only has this thesis been proven correct, but new trends have emerged that favor our business. Currently, the majority of Americans cannot afford to buy their homes – prices have continued to rise, mortgage rates have at times climbed higher and builders are unable to keep up with demand. Furthermore, there is an increasing shortage of suitable and affordable rental options nationwide.(1)

(1) Sources: US Labor Department; Case Shiller US; Bloomberg; FHFA; U.S Census Bureau

PLEASE VOTE THE WHITE PROXY CARD TODAY

Today, Front Yard is a vastly different company than it was just three years ago, and we believe we are well-positioned to succeed in the current dynamic and increasingly competitive housing market by continuing to execute on our core strategic initiatives, including:

•	Developing scale in attractive markets with favorable long-term demographics;

•	Creating a differentiated and superior experience for our residents;

•	Opportunistically divesting our legacy portfolio;

•	Internalizing property management functions; and

•	Strengthening our balance sheet and reducing leverage as we grow.

The fact is, Front Yard has delivered, and we believe the current Board and management have put the Company on the right track for long-term success and stockholder value creation. Specifically, over the past three years, we have established our position as an industry leader in the affordable SFR space by:

•	Completing six large scale acquisitions of high-yielding SFR portfolios that meet our targeted investment criteria and strategic objectives;

•	Increasing scale in all target regions, greatly expanding the Company’s footprint in key markets;

•	Executing a transformational opportunity by acquiring HavenBrook in August 2018, a leading, full-service property management business and the 3,236 homes it manages;

•
Internalizing property management onto our own scalable, efficient property management platform, which allows us to better enhance our residents’ experience and drive improvements in operating metrics;

•	Substantially completing the disposition of legacy/non-core assets;

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Optimizing financing and reducing interest rate risk by capping or fixing 87% of our debt and extending maturities to approximately 5.5 years on average. Two notable transactions were the refinancing of our $489 million MSR loan into a $505 million loan from Morgan Stanley with a 148.5 basis point reduction (approximately $7.5 million in savings annually) in credit spread and a 10-year, fixed-rate, non-amortizing $509 million loan under Freddie Mac’s affordable single-family rental pilot program;

•	Judiciously allocating capital and maintaining a consistent dividend of $0.60 per share annually; and

•	Demonstrating significant year-over-year improvements in our core business as illustrated in the Company’s Q4 2018 results.

Furthermore, we believe the addition of HavenBrook’s scalable, state-of-the-art internal property management platform will enable us to enhance substantial stockholder value creation over time.

Front Yard is Poised to Capture Significant Upside as the
Housing Market Evolves and Affordable Houses Remain Scarce

We believe Front Yard is now at an inflection point and poised to reap the benefits of its years-long successful strategic achievements and portfolio transformation. Case in point: despite an overall slowdown in earnings growth across the REIT sector and increased volatility from rising interest rates, our financial performance has improved significantly – 2018 rental revenues grew by 48% compared to 2017 – and we have demonstrated that we are on the path to grow operating cash flow that we believe will cover and surpass a sustainable dividend of $0.60 per share annually.

We remain focused on maximizing operating efficiencies, optimizing our balance sheet and opportunistically acquiring large portfolios, smaller pools of stabilized rental homes, and individual residential properties at attractive yields as they become available.
Front Yard’s Board has the Experience and Relevant
Skills Required to Execute Our Long-Term Strategic Vision

The Front Yard Board possesses deep industry experience and a diverse skillset, including experience in real estate management and investment, asset finance, transactions, structured products, and developing strategic relationships.
Furthermore, the Front Yard Board is committed to regularly adding fresh perspectives. Five out of six current directors are independent, including the Board Chair, and all of the Board’s committees are chaired by and consist of independent directors. Four new, independent directors have been added to our Board since 2015, including George “Whit” McDowell who joined the Board in March 2018. Additionally, the Board has nominated Leslie Fox, a seasoned executive with deep real estate and single-family REIT experience, for election as a new director at the 2019 Annual Meeting. Ms. Fox has served in an executive capacity at multiple companies in the real estate industry and most recently served as Chief Operating Officer and Executive Vice President of Invitation Homes LP, the largest owner/operator of single-family housing rentals in the United States.
In contrast to the Front Yard Board, Snow Park’s nominees appear to have little to no management or operational experience in the Company’s core business – the ownership and management of SFR homes – instead possessing experience as hedge fund managers in business lines that Front Yard transitioned away from two years ago, a move that Snow Park has publicly supported. In addition to lacking relevant industry experience, Snow Park’s nominees have limited public company board or management experience, largely all have the same hedge fund and finance-related backgrounds, and do not include a single female nominee. The basic tenets of good corporate governance require a company’s board have diversity of experience, background and gender, and Snow Park’s nominees have none.
We Believe Snow Park Has No Credible Plan And
Its Interests Are NOT Aligned With All Stockholders

Despite the extraordinary progress we have made at Front Yard and our continuous efforts to innovate and improve performance, Snow Park is advocating to replace a majority of our Board. Not only would this aggressive proposal remove highly valuable and critical institutional knowledge and expertise from our boardroom, Snow Park has failed to present any constructive plans to improve the Company’s performance. In fact, less than a year ago, Snow Park itself stated that it was “comfortable with the Company’s strategic direction” following “improvements by the Company made in consultation with Snow Park.”
More importantly, Snow Park’s interests are not aligned with Front Yard stockholders. Despite claiming ownership of about 1.1% of the Company, Snow Park actually has a short interest in 450,000 shares of Front Yard, meaning that Snow Park owns the economic equivalent of less than 0.3% of the Company. Furthermore, Snow Park owns over 5.0% of Altisource Asset Management Corporation (“AAMC”), the Company’s external asset manager. As AAMC is a service provider to Front Yard, Snow Park’s ownership of shares of both companies creates a significant conflict of interest and may lead Snow Park to do what’s best for the stockholders of AAMC, rather than Front Yard stockholders. At the very least, this conflict of interest calls into question the intent of Snow Park’s investment in the Company.
We are confident that Front Yard has the right plan and the right Board in place to generate long-term value for all stockholders and, in doing so, provide residents with houses they are proud to call home.

PLEASE VOTE THE WHITE PROXY CARD TODAY

The Board is Committed to Creating Value and Serving
the Interests of ALL Front Yard Stockholders

We believe Front Yard is on the path to deliver strong yields and improve long-term financial and operating performance. We are confident that we have the right Board, the right management team and the right strategy in place to create value for all stockholders.
Accordingly, whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Front Yard by voting the WHITE proxy card “FOR ALL” of Front Yard’s seven experienced director nominees. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any proxy card sent to you by Snow Park.
On behalf of the Board and management team, we appreciate the continued support of Front Yard stockholders as we build value together.

Sincerely,

Rochelle R. Dobbs	George G. Ellison
Chair of the Board of Directors	Chief Executive Officer

If you have questions or need assistance in voting your shares on the WHITE proxy card, please call our proxy solicitor:

Innisfree M&A Incorporated
Stockholders may call toll-free at 1 (888) 750-5834
Banks and Brokers may call collect at 1 (212) 750-5833

Forward-Looking Statements The information in this letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, industry and market conditions and the future composition of the Company’s Board. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to stockholders; our ability to acquire SFR assets for our portfolio, including difficulties in identifying assets to acquire; the impact of changes to the supply of, value of and the returns on SFR assets; our ability to successfully integrate newly acquired properties into our portfolio of SFR properties; our ability to successfully operate our internal property manager and perform property management services for our SFR assets at the standard and/or the cost that we anticipate; our ability to transition property management for the SFR properties currently managed by third party property managers to our internal property management platform; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or non-rental real estate owned asset sales to target single-family rental assets in a timely manner; our ability to sell non-rental real estate owned properties on favorable terms and on a timely basis or at all; the failure to identify unforeseen expenses or material liabilities associated with asset acquisitions through the due diligence process prior to such acquisitions; changes in the market value of our single-family rental properties and real estate owned; changes in interest rates; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to maintain our qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in our current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.
The statements made in this letter are current as of the date of this letter only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law.
Important Additional Information and Where to Find It The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.
Certain Information Regarding Participants in Solicitation The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2019 Annual Meeting. Information regarding the ownership of the Company’s directors and executive officers in the Company’s stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.